Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	February 24, 2016 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES REVENUES

AND EARNINGS FOR YEAR-END AND FOURTH QUARTER 2015

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced net income of $45.0 million and diluted earnings per share of $0.94 for 2015, compared to net income of $56.7 million and earnings per share of $1.19 in 2014.

The decrease in net income was largely attributable to a decrease of $4.9 million in estimated unbilled revenue in 2015 net of taxes, a non-recurring $4.8 million tax benefit in 2014, and drought-related expenses that the Company expects to recover in rates after regulatory review.

Total revenue decreased 1.5% to $588.4 million in 2015, compared to revenue of $597.5 million in 2014, primarily due to significant reductions in customers’ water usage, which affected both the water revenue decoupling mechanisms and estimated unbilled revenue.  (The revenue decoupling mechanisms are the California water revenue adjustment mechanism [WRAM] and modified cost balancing account [MCBA]).  The decrease to revenue was partially offset by rate increases of $5.8 million and rate increases of $17.7 million related to increased water production cost.

“Responding to California’s historic drought and helping our customers achieve the required 25% water-use reduction was our primary focus in 2015. Overall, our customers did an excellent job conserving water, and the company achieved a 28.6% total reduction through December 2015 as compared to the same period in 2013. Further, the company invested $176.8 million in capital improvements during 2015, an increase of 34% over 2014. This investment in rate base enables us to continue supplying high quality, reliable water service for our customers.” said President and Chief Executive Officer Martin A. Kropelnicki.

Total operating expenses increased slightly to $517.2 million in 2015 compared to the prior year.

Water production expenses decreased $16.0 million, or 7.2%, to $207.9 million in 2015, primarily due to the reduction in customer water use associated with the California drought.   As designed, the California revenue decoupling mechanisms record a reduction to revenue equal to the reduction in California water production costs.

Administrative & general and other operations expenses increased $17.2 million, or 10.5%, to $180.4 million in 2015, primarily due to increases in employee wage and pension benefit costs, drought-related expenses, and water conservation program costs.  These cost increases were partially offset by decreases in employee medical costs, lower amounts of uninsured loss, and reduced outside services costs.  Changes in employee pension benefits, employee and retiree medical costs, and water conservation program costs for regulated California operations generally do not affect earnings, as the Company is allowed by the California Public Utilities Commission (CPUC) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Incremental California drought program operating expenses were approximately $4.4 million in 2015 and $0.5 million in 2014.  These costs are expensed in the quarter and included in administrative & general, other operations, and maintenance expenses. Further, all incremental drought costs are recorded in a CPUC-authorized memorandum account for which the Company will request recovery later in 2016.  Incremental drought costs are recoverable from customers in rates after review and approval of the CPUC.

Maintenance expenses increased $1.6 million, or 8.1%, to $21.5 million in 2015, due to increased costs for repairs of transmission and distribution mains.

Income taxes decreased $2.2 million, or 8.2%, to $24.5 million in 2015, due primarily to a decrease in net operating income, which was partially offset by non-recurring tax benefits of $4.8 million in 2014.

Other income, net of income taxes, decreased $0.7 million in 2015, due primarily to an unrealized loss associated with our nonqualified benefit plan.

“2015 was a challenging year.  We led the industry with our customer-first approach to the drought while doing two things that will benefit the Company in the longer term: filing our 2015 General Rate Case in California and continuing to invest in capital improvements needed to provide a safe and reliable water supply to our customers,” Kropelnicki said.

Fourth Quarter 2015 Results

For the fourth quarter of 2015, net income decreased $2.9 million, or 25.6%, to $8.5 million, and diluted earnings per share decreased $0.06, or 25.0%, to $0.18 per diluted share compared to the fourth quarter of 2014.  The decrease in net income was due primarily to a decrease in estimated unbilled revenue and increases in employee wage, drought-related, and maintenance costs which were partially offset by reductions in water treatment and uninsured loss costs.  Net other income decreased $0.3 million to $0.9 million in 2015.

Revenue for the fourth quarter increased $1.0 million, or 0.8%, to $138.4 million mostly due to rate increases and changes to various balancing accounts.  Total operating expenses for the quarter increased $2.6 million, or 2.2%, to $123.5 million.  Water production expenses decreased $0.4 million due to a reduction in customer water consumption.  Administrative & general and other operations expenses increased $1.7 million, or 3.9%, to $44.1 million due to increase in employee wage and pension benefits costs as well as drought-related expenses.  These expenses were partially offset by a decrease in employee health care and water treatment costs.  Maintenance expense increased $0.7 million, or 13.2%, to $5.7 million due mostly to repairs of mains and services.  Other income, net of income taxes, decreased $0.3 million, or 25%, to $0.9 million.  Net interest expense increased $1.0 million, or 15.6%, to $7.4 million.

The under-collected net receivable balance in the WRAM and MCBA mechanism was $40.6 million as of December 31, 2015, a decrease of 10.2%, or $4.6 million, from the balance of $45.2 million as of December 31, 2014.

Regulatory Update

On July 9, 2015, Cal Water filed a GRC application seeking rate increases in all regulated operating districts in California beginning January 1, 2017. The 2015 GRC application requested increased revenues of $94.8 million for 2017, $23.0 million for 2018, and $22.6 million for 2019. In addition to the CPUC’s Office of Ratepayer Advocates (ORA), several other entities representing various districts intervened in the case to become active parties.

In the application, Cal Water also requested approval to invest $693.0 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018.

Other Information

All stockholders and interested investors are invited to listen to the 2015 year-end and fourth quarter conference call on February 25, 2016 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-461-2024 or 1-719-325-2376 and keying in ID #4899398. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 25, 2016 through April 25, 2016, at 1-888-203-1112 or 1-719-457-0820, ID #4899398. The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will furnish a slide presentation on its website. The presentation may be found at www.calwatergroup.com/docs/earningsslidesfebruary2016.pdf after 6:00 a.m. PST.  The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal III.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, such as Zika, avian flu, H1N1 flu and severe acute respiratory syndrome, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
	2015	2014

ASSETS
Utility plant:
Utility plant	$2,506,946	$2,342,471
Less accumulated depreciation and amortization	(805,178)	(752,040)
Net utility plant	1,701,768	1,590,431

Current assets:
Cash and cash equivalents	8,837	19,587
Receivables: net of allowance for doubtful accounts of $730 for 2015 and $697 for 2014
Customers	31,512	25,803
Regulatory balancing accounts	35,052	53,199
Other	14,760	14,136
Unbilled revenue	23,181	23,740
Materials and supplies at weighted average cost	6,339	6,041
Taxes, prepaid expenses, and other assets	7,897	11,618
Total current assets	127,578	154,124

Other assets:
Regulatory assets	361,893	390,331
Goodwill	2,615	2,615
Other assets	52,241	49,850
Total other assets	416,749	442,796
	$2,246,095	$2,187,351

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$479	$478
Additional paid-in capital	333,135	330,558
Retained earnings	308,541	295,590
Total common stockholders’ equity	642,155	626,626
Long-term debt, less current maturities	512,287	419,233
Total capitalization	1,154,442	1,045,859

Current liabilities:
Current maturities of long-term debt	6,600	6,607
Short-term borrowings	33,615	79,115
Accounts payable	66,380	59,395
Regulatory balancing accounts	2,227	6,126
Accrued interest	5,088	4,194
Accrued expenses and other liabilities	34,545	62,269
Total current liabilities	148,455	217,706

Unamortized investment tax credits	1,872	2,032
Deferred income taxes, net	264,897	214,842
Pension and postretirement benefits other than pensions	236,266	270,865
Regulatory and other liabilities	82,414	83,279
Advances for construction	180,172	182,284
Contributions in aid of construction	177,577	170,484
Commitments and contingencies
	$2,246,095	$2,187,351

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Three-Months ended:	2015	2014

Operating revenue	$138,426	$137,384
Operating expenses:
Operations:
Water production costs	49,265	49,644
Administrative and General	28,041	24,671
Other operations	16,021	17,735
Maintenance	5,728	5,061
Depreciation and amortization	15,366	14,429
Income tax expense	3,520	4,143
Property and other taxes	5,523	5,132
Total operating expenses	123,464	120,815

Net operating income	14,962	16,569

Other income and expenses:
Non-regulated revenue	5,084	5,155
Non-regulated expenses, net	(3,528)	(3,050)
Income tax (expense) on other income and expenses	(630)	(854)
Net other income	926	1,251

Interest expense:
Interest Expense	7,854	7,110
Less: capitalized interest	(443)	(684)
Net interest expense	7,411	6,426

Net income	$8,477	$11,394

Earnings per share
Basic	$0.18	$0.24
Diluted	$0.18	$0.24
Weighted average shares outstanding
Basic	47,876	47,806
Diluted	47,886	47,842
Dividends per share of common stock	$0.16750	$0.16250

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Twelve-Months ended:	2015	2014

Operating revenue	$588,368	$597,499
Operating expenses:
Operations:
Water production costs	207,926	223,941
Administrative and General	113,110	97,373
Other operations	67,248	65,807
Maintenance	21,463	19,854
Depreciation and amortization	61,381	61,217
Income taxes	24,528	26,727
Property and other taxes	21,559	20,733
Total operating expenses	517,215	515,652

Net operating income	71,153	81,847

Other income and expenses:
Non-regulated revenue	15,624	17,318
Non-regulated expenses, net	(13,729)	(14,234)
Income tax (expense) on other income and expenses	(761)	(1,245)
Net other income	1,134	1,839

Interest expense:
Interest Expense	29,185	28,483
Less: capitalized interest	(1,915)	(1,535)
Net interest expense	27,270	26,948

Net income	$45,017	$56,738

Earnings per share
Basic	$0.94	$1.19
Diluted	$0.94	$1.19
Weighted average shares outstanding
Basic	47,865	47,791
Diluted	47,880	47,829
Dividends per share of common stock	$0.6700	$0.6500